SUBJECT TO COMPLETION AND MODIFICATION

SLC Student Loan Receivables I, Inc. has filed a registration statement (including a prospectus) with the SEC (Registration No. 333-141134) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents SLC Student Loan Receivables I, Inc. has filed with the SEC for more complete information about SLC Student Loan Receivables I, Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, SLC Student Loan Receivables I, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.

Term Sheet

$1,784,700,000

Student Loan Asset-Backed Notes

SLC Student Loan Trust 2007-2
Issuing Entity

SLC Student Loan Receivables I, Inc.
Depositor

The Student Loan Corporation
Sponsor, Seller, Servicer and Administrator

On or about November 27, 2007, the issuing entity will issue the following classes of notes:

Class	Original Principal Amount	Interest Rate	Maturity	Initial Public Offering Price	Underwriting Discount	Proceeds to The Depositor
A-1 Notes	$562,000,000	3-month LIBOR plus ____%	May 15, 2018	100%	0.170%	99.830%
A-2 Notes	$661,000,000	3-month LIBOR plus ____%	May 15, 2028	100%	0.190%	99.810%
A-3 Notes	$508,200,000	3-month LIBOR plus ____%	May 15, 2040	100%	0.200%	99.800%
B Notes	$53,500,000	3-month LIBOR plus ____%	February 15, 2041	100%	0.305%	99.695%

The issuing entity will make payments primarily from collections on a pool of consolidation student loans made under the Federal Family Education Loan Program (also known as “FFELP”) which had an aggregate principal balance, including accrued interest to be capitalized, of approximately $1,689,445,097 as of September 28, 2007.  Interest and principal will be paid to the applicable noteholders quarterly on the 15th of each February, May, August and November, beginning in February 2008.  In general, the issuing entity will pay principal allocable to the class A notes sequentially to the class A-1 through class A-3 notes, in that order, until each such class is paid in full.  The class B notes will not receive principal until the stepdown date, which is scheduled to occur on the earlier of (i) the distribution date in May 2014 or (ii) the first date on which no class A notes are outstanding.  Thereafter, if a trigger event is not in effect, the issuing entity will pay principal to the class A and class B notes, pro rata, based on their outstanding principal balances, until each such class is paid in full.  Credit enhancement for the notes consists of excess interest on the trust student loans, cash on deposit in a reserve account and, until the distribution date in February 2012, the capitalized interest account, and, for the class A notes, the subordination of the class B notes.  The notes are LIBOR-based notes.  A description of how LIBOR is determined appears under “Description of the Notes—Determination of LIBOR” in the initial free-writing prospectus.

We are offering the notes through the underwriters, when and if issued.  We are not offering the notes in any state or other jurisdiction where the offer is prohibited.  Application will be made to The Irish Stock Exchange Limited for the notes to be admitted to the Official List and to begin trading on its regulated market.  There can be no assurance that such a listing will be obtained.  The issuance and settlement of the notes is not conditioned on the listing of the notes on The Irish Stock Exchange Limited.

We expect the proceeds to the depositor from the sale of the notes to be $1,781,309,125, before deducting expenses payable by the depositor estimated to be $1,200,000.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

You should consider carefully the risk factors beginning on page 12 of the initial free-writing prospectus and on page 18 of the base prospectus attached thereto as Appendix I.  The notes are asset-backed securities and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in The Student Loan Corporation, the depositor or any of their affiliates.  The notes are not guaranteed or insured by the United States or any governmental agency.

The depositor or an affiliate of the depositor may retain a significant portion or all of the class B notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined whether this term sheet, the initial free-writing prospectus or the base prospectus is accurate or complete.  Any contrary representation is a criminal offense.

Citi
Lead Manager
Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.
Co-Managers

November 15, 2007

THE INFORMATION IN THIS TERM SHEET

The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated November 2, 2007 (the “initial free-writing prospectus”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.

This term sheet is not required to contain all information that is required to be included in the final prospectus supplement and base prospectus.  The information in this term sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale.

Some of the factors you should consider before making an investment in the notes are described in the initial free-writing prospectus and in the base prospectus under “Risk Factors.”

SUMMARY

Dates

Closing Date.  The closing date for this offering is anticipated to be on or about November 27, 2007.

Pricing Date.  The pricing date for this offering is anticipated to be on or after November 15, 2007.

Information About the Notes

Interest Rates.  The spreads to LIBOR will be set at the time of pricing.

Trust Assets

Reserve Account.  The reserve account will be established and maintained as described in the initial free-writing prospectus, except that: (a) the initial deposit into the reserve account will be $4,251,113 and (b) the specified reserve account balance for any distribution date will be equal to the greater of: (i) 0.25% of the pool balance as of the end of the related collection period or (ii) $2,550,668.

Identification Numbers

The offered notes will have the following CUSIP Numbers and International Securities Identification Numbers (ISIN):

Class	CUSIP Numbers	ISINs
A-1 Notes	784422 AA 5	US784422AA56
A-2 Notes	784422 AB 3	US784422AB30
A-3 Notes	784422 AC 1	US784422AC13
B Notes	784422 AD 9	US784422AD95

Capitalization of the Issuing Entity

As of the closing date, the capitalization of the issuing entity after giving effect to the issuance of the notes before deducting expenses of the offering will be as follows:

Class	Capitalization
A-1 Notes	$ 562,000,000
A-2 Notes	$ 661,000,000
A-3 Notes	$ 508,200,000
B Notes	$ 53,500,000
Total	$1,784,700,000

STATIC POOLS

Information concerning the static pool performance data of previous FFELP consolidation student loan securitizations of the sponsor may be obtained through the following procedure: first, go to the sub-administrator’s Internet site, which is http://www.citimortgagembs.com; second, click on the “Reg AB” bar located on the left hand side of the window titled “MBS Investor Information”; third, choose “SLC” from the drop-down menu titled “Shelf”; and fourth, choose “SLCSLT 2007-2.”  This website presents the static pool performance data of the sponsor’s previous securitizations involving student loans in the form of published charts.  The information presented with respect to pools that were established prior to January 1, 2006 is not to be deemed a part of this term sheet, the initial free-writing prospectus, the base prospectus or the related registration statement.  We caution you that this pool of trust student loans may not perform in a similar manner to student loans in other issuing entities.

USE OF PROCEEDS

The issuing entity will use the net proceeds of $1,781,309,125 from the sale of the notes, together with any other amount contributed by the depositor, to purchase the trust student loans from the depositor on the closing date under the sale agreement.  The depositor will then use the proceeds paid to the depositor by the issuing entity to pay to SLC the purchase price due to SLC for the trust student loans purchased by the depositor.  Expenses incurred to establish the issuing entity and issue the notes (other than fees that are due to the underwriters) are payable by the depositor.  Such expenses will not be paid from proceeds of the sale of the notes.

THE TRUST STUDENT LOAN POOL

The description of United Student Aid Funds, Inc. that appears in the initial free-writing prospectus under the heading “The Trust Student Loan Pool—United Student Aid Funds, Inc.” is hereby replaced in its entirety with the following description:

United Student Aid Funds, Inc.

United Student Aid Funds, Inc. (“USA Funds”) was organized as a private, nonprofit corporation under the General Corporation Law of the State of Delaware in 1960.  In accordance with its Certificate of Incorporation, USA Funds: (i) maintains facilities for the provision of guarantee services with respect to approved education loans made to or for the benefit of eligible students who are enrolled at or plan to attend approved educational institutions; (ii) guarantees education loans made pursuant to certain loan programs under the Higher Education Act of 1965, as amended (“the Act”), as well as loans made under certain private loan programs; and (iii) serves as the designated guarantor for education-loan programs under the Act in Arizona, Hawaii and certain Pacific Islands, Indiana, Kansas, Maryland, Mississippi, Nevada and Wyoming.

USA Funds contracts with Sallie Mae, Inc., a wholly owned subsidiary of SLM Corporation.  USA Funds also contracts with Student Assistance Corporation, a wholly owned subsidiary of SLM Corporation.  SLM Corporation and its subsidiaries are not sponsored by nor are they agencies of the United States of America.

Effective December 13, 2004, USA Funds became the sole member of the Northwest Education Loan Association, a guarantor serving the states of Washington, Idaho and the Northwest.

For the purpose of providing loan guarantees under the Act, USA Funds has entered into various agreements (collectively, the “Federal Reinsurance Agreements”) with the U.S. Secretary of Education (the “Secretary”).  Pursuant to the Federal Reinsurance Agreements, USA Funds serves as a “guaranty agency” as defined in Section 435(j) of the Act.  The Act allows the Secretary, after giving the guaranty agency notice and the opportunity for a hearing, to terminate the Federal Reinsurance Agreements if the Secretary determines that the administrative or financial condition of the guaranty agency jeopardizes the agency’s continued ability to perform its responsibilities under its guaranty agreement, it is necessary to protect the federal financial interest, or to ensure the continued availability of loans to student- or parent-borrowers.

Reinsurance is paid to USA Funds by the Secretary in accordance with a formula based on the annual default rate of loans guaranteed by USA Funds under the Act and the disbursement date of loans.  The rate of reinsurance ranges from 100 percent to 75 percent of USA Funds’ losses on default-claim payments made to lenders.  The Higher Education Amendments of 1998 (the “1998 Reauthorization Law”) reduced the reinsurance coverage for loans in default made on or after Oct. 1, 1998, to a range from 95 percent to 75 percent based upon the annual default-claims rate of the guaranty agency.  Reinsurance on non-default claims remains at 100 percent.

The 1998 Reauthorization Law requires guaranty agencies to establish two (2) separate funds: a federal reserve fund (property of the United States) and an agency operating fund (property of the guaranty agency). The federal reserve fund is to be used to pay lender claims and to pay a default-aversion fee to the agency operating fund. The agency operating fund is to be used by the guaranty agency to pay its operating expenses.

The 1998 Reauthorization Law requires guaranty agencies to return to the Secretary $250 million in federal reserve funds from fiscal years 2002 to 2007.  Each guaranty agency’s share is based on a formula prescribed in the 1998 Reauthorization Law.  USA Funds is in compliance with the provisions of the reserve-fund requirements of the Act.  USA Funds remitted $17.8 million to the Secretary in September 2002, $17.3 million by September 1, 2006 and $17.3 million by September 1, 2007.

Effective for all Federal Stafford and PLUS loans that USA Funds guaranteed on or after April 1, 2005, USA Funds waived the guarantee fee of up to 1 percent of the principal amount of new loans that federal law permitted a guarantor to assess.  The Higher Education Reconciliation Act, which was signed into law in February 2006, requires all guarantors to collect and deposit into the federal reserve fund a federal default fee of 1 percent of the principal amount of all Stafford and PLUS loans guaranteed on or after July 1, 2006.  USA Funds paid the federal default fee to the federal reserve fund from the operating fund on behalf of the borrower for all PLUS loans made by a lender that paid the federal default fee on behalf of its Stafford borrowers for loans guaranteed by USA Funds from July 1, 2006 through June 30, 2007, and for all PLUS loans guaranteed by USA Funds on or after July 1, 2007, for graduate and professional student-borrowers.

As of September 30, 2007, USA Funds held assets on behalf of the federal reserve fund of approximately $316 million and net assets of approximately $247 million. Through September 30, 2007, the outstanding, unpaid, aggregate amount of principal and interest on loans that had been directly guaranteed by USA Funds under the Federal Family Education Loan Program was approximately $87 billion.

As of September 30, 2007, USA Funds had operating fund assets totaling approximately $845 million, including the $316 million held on behalf of the federal reserve fund.

The reserve ratios published by the U.S. Department of Education are based on cumulative assets less liabilities of the federal reserve fund divided by the original principal amount of the outstanding loans guaranteed. Following this formula, the reserve ratio for the federal reserve fund administered by USA Funds for the last five fiscal years was as follows:

	Reserve Ratio as of Close of Federal Fiscal Year
Guarantor	2003	2004	2005	2006	2007
United Student Aid Funds, Inc.	0.67%	0.56%	0.45%	0.26%	0.28%

USA Funds’ “guarantee volume” is the approximate aggregate principal amount of federally reinsured education loans (including subsidized and unsubsidized Federal Stafford and Federal PLUS loans but excluding Federal Consolidation loans) guaranteed by USA Funds. For the last five fiscal years, the “guarantee volume” was as follows:

	Loans Guaranteed ($ Billions)
	Federal Fiscal Year
Guarantor	2003	2004	2005	2006	2007
United Student Aid Funds, Inc.	$9.587	$9.907	$10.724	$12.586	$15.581

USA Funds’ “recovery rate,” which provides a measure of the effectiveness of the collection efforts against defaulted borrowers after the guarantee claim has been satisfied, is determined by dividing the amount recovered from borrowers by USA Funds during the fiscal year by the aggregate amount of default claims paid by USA Funds outstanding at the end of the prior fiscal year. For the last five fiscal years, the “recovery rate” was as follows:

	Recovery Rate Federal Fiscal Year
Guarantor	2003	2004	2005	2006	2007
United Student Aid Funds, Inc.	30.14%	35.47%	35.05%	38.03%	40.30%

In addition, USA Funds’ “claims rate” represents the percentage of federal reinsurance claims paid by the Secretary during any fiscal year relative to USA Funds’ existing portfolio of loans in repayment at the end of the prior fiscal year. For the last five fiscal years, the “claims rate” was as follows:

	Claims Rate Federal Fiscal Year
Guarantor	2003	2004	2005	2006	2007
United Student Aid Funds, Inc.	1.37%	1.13%	1.41%	1.21%	2.13%

USA Funds is headquartered in Fishers, Indiana.  USA Funds will provide a copy of its most recent annual report upon receipt of a written request directed to its headquarters at P.O. Box 6028, Indianapolis, Indiana 46206-6028, Attention: Vice President, Corporate Communications.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

McKee Nelson LLP will deliver an opinion that, for federal income tax purposes, the notes will be treated as indebtedness, as described under “Certain U.S. Federal Income Tax Considerations” in the base prospectus.

For tax information reporting purposes, the issuing entity will assume a prepayment assumption equal to 100% PPC, as described under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes” in Exhibit I to this term sheet.  No representation is made that the trust student loans will prepay in accordance with that prepayment assumption or in accordance with any other prepayment assumption.

UNDERWRITING

The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.  It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream and the Euroclear System, on or about November 27, 2007, against payment in immediately available funds.

Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the issuing entity to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name, other than any class B notes retained by the depositor or an affiliate of the depositor:

Underwriter	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class B Notes
Citigroup Global Markets Inc.	$365,300,000	$429,650,000	$330,330,000	$34,775,000
Goldman, Sachs & Co.	$67,440,000	$79,320,000	$60,984,000	$6,420,000
Lehman Brothers Inc.	$61,820,000	$72,710,000	$55,902,000	$5,885,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$67,440,000	$79,320,000	$60,984,000	$6,420,000
Total	$562,000,000	$661,000,000	$508,200,000	$53,500,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above, other than any class B notes retained by the depositor or an affiliate of the depositor, if any of the notes are purchased.  The underwriters have advised the depositor that they propose initially to offer the notes to the public at the prices listed below, and to certain dealers at these prices less concessions not in excess of the concessions listed below.  The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below.  After the initial public offering, these prices and concessions may be changed.

	Initial Public Offering Price	Underwriting Discount	Proceeds to The Depositor	Concession	Reallowance
Per Class A-1 Note	100%	0.170%	99.830%	0.102%	0.051%
Per Class A-2 Note	100%	0.190%	99.810%	0.114%	0.057%
Per Class A-3 Note	100%	0.200%	99.800%	0.120%	0.060%
Per Class B Note	100%	0.305%	99.695%	0.183%	0.092%
Total	$1,784,700,000	$3,390,875	$1,781,309,125

The prices and proceeds shown in the table do not include any accrued interest.  The actual prices and proceeds will include interest, if any, from the closing date.  The proceeds shown are before deducting estimated expenses of $1,200,000 payable by the depositor.

The depositor or an affiliate of the depositor may retain a significant portion or all of the class B notes.  Any retained notes may be resold by the depositor or its affiliate at any time in one or more negotiated transactions at varying prices to be determined at the time of sale.  See “Risk Factors—Retention of the Class B Notes by the Depositor or an Affiliate of the Depositor May Reduce the Liquidity of the Class B Notes” in the initial free-writing prospectus.

The depositor and SLC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market.  The depositor has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the notes.

Citigroup Global Markets Inc. is an affiliate of SLC.  Affiliates of the issuing entity expect to enter into market-making transactions in the securities and may act as principal or agent in any of these transactions.  Any such purchases or sales will be made at prices related to prevailing market prices at the time of sale.

In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with SLC, the depositor and their respective affiliates.

The issuing entity may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.

During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.

The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.

In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes.  This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.

In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of such transactions.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity; and

•

it has complied and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995, as amended, and the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required.  Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the base prospectus, the initial free-writing prospectus, this term sheet (collectively, the “pre-pricing disclosure package”) nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.  Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver the notes or have in their possession or distribute such pre-pricing disclosure package, in all cases at their own expense.

The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the FSMA.  The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

GLOSSARY

The definition of “Servicing Fee Deferral Trigger” that appears in the glossary to the initial free-writing prospectus is hereby replaced in its entirety with the following definition:

“Servicing Fee Deferral Trigger” is in effect if, on the preceding distribution date, (i) the subservicer is Citibank SD and (ii) the Trust Parity Percentage is less than 98.50%.

EXHIBIT I

PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE LIVES

AND EXPECTED MATURITIES OF THE NOTES

Prepayments on pools of student loans can be measured or calculated based on a variety of prepayment models.  The models used to calculate prepayments in this prospectus supplement are the pricing prepayment curve (“PPC”) model and the constant percentage rate (“CPR”) model.  The following tables show, for each class of notes, the weighted average lives, expected maturities and percentages of the original principal amount remaining at certain distribution dates based on various assumptions.

PPC Assumptions

The PPC model assumes that:

•

Student loans will prepay at an annual rate of 1/12th of 1.0% in the first month after origination;

•

The prepayment rate will increase by an annual rate of 1/12th of 1.0% per month up to the 119th month after origination; and

•

The monthly prepayment rate will be constant at 10% per annum in the 120th month after origination and in all subsequent months.

This assumption is called “100% PPC.”  For example, at 100% PPC, student loans with a loan age of 72 months are assumed to prepay at 6.0% CPR; at 50% PPC, student loans with a loan age of 48 months are assumed to prepay at 2.0% CPR; at 200% PPC, student loans with a loan age of 96 months are assumed to prepay at 16.0% CPR; and so forth. The following table illustrates the CPR in effect for the indicated months of seasoning at various percentages of PPC.

Constant Prepayment Rate

	Number of Months Seasoning
Percentage of PPC	24	48	72	96	120
50%	1.0%	2.0%	3.0%	4.0%	5.0%
100%	2.0%	4.0%	6.0%	8.0%	10.0%
150%	3.0%	6.0%	9.0%	12.0%	15.0%
200%	4.0%	8.0%	12.0%	16.0%	20.0%

CPR Assumptions

The CPR assumes that student loans will prepay in each month according to the following formula:

Monthly Prepayments = Balance After Scheduled Payments x (1-(1-CPR)1/12)

Accordingly, monthly prepayments assuming a $1,000 balance after scheduled payments would be as follows for various CPR examples:

CPR	0%	4%	8%	12%	16%
Monthly Prepayment	$0.00	$3.40	$6.92	$10.60	$14.42

Other Assumptions

For purposes of the PPC model and the CPR model, it is assumed, among other things, that:

•

the statistical cutoff date for the trust student loans is as of September 28, 2007;

•

the closing date will be on November 27, 2007;

•

all trust student loans (as grouped within the “rep lines” described below) are in repayment status with accrued interest having been capitalized upon entering repayment;

•

no trust student loan moves from repayment to any other status;

•

no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected, in full, on the 1st day of each month;

•

there are government payment delays of 60 days for interest subsidy and special allowance payments;

•

index levels for calculation of borrower and government payments are:

•

91-day Treasury bill rate of 3.92%; and

•

3-month commercial paper rate of 4.82%;

•

quarterly distributions begin on February 15, 2008, and payments are made quarterly on the 15th day of every February, May, August and November thereafter, whether or not the 15th is a business day;

•

the interest rate for each class of outstanding notes is a constant rate of three-month LIBOR plus or minus the applicable spread, which on all distribution dates will be equal to:

•

Class A-1 notes: 5.09%;

•

Class A-2 notes: 5.26%;

•

Class A-3 notes: 5.39%; and

•

Class B notes: 5.86%;

•

a servicing fee equal to 1/12th of the then outstanding principal amount of the trust student loans times 0.50% is paid monthly by the issuing entity to the servicer;

•

the reserve account has an initial balance equal to $4,251,113 and at all times a balance equal to the greater of (1) 0.25% of the Pool Balance as of the close of business on the last day of the related collection period, and (2) $2,550,668;

•

the collection account has an initial current balance equal to $0;

•

the add-on consolidation loan account has an initial balance equal to $11,000,000;

•

the capitalized interest account has an initial balance equal to $80,000,000, and funds on deposit in the capitalized interest account on the distribution dates listed below in excess of the corresponding account balances will be transferred to the collection account and included in available funds on that distribution date;

Distribution Date	Account Balance
February 2008	$60,000,000
May 2008	$46,000,000
November 2008	$22,000,000
May 2009	$15,000,000
November 2009	$12,000,000
May 2010	$9,000,000
November 2010	$6,000,000
May 2011	$3,000,000
February 2012	$0

•

all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, the add-on consolidation loan account, the capitalized interest account and reserve account, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 4.67% per annum through the end of the collection period and, reinvestment earnings are available for distribution from the prior collection period;

•

the weighted average loan age is 11 months;

•

prepayments on the trust student loans are applied monthly in accordance with PPC or CPR, as the case may be, as described above;

•

an optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance; and

•

the pool of trust student loans consists of 476 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.

The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith.  In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than implied by the information in here, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

The PPC Model

The PPC model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool.  The student loans will not prepay at any constant percentage of PPC, nor will all of the student loans prepay at the same rate.  You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

This model shows the weighted average remaining lives and expected maturity dates of the notes at each payment date under various PPC scenarios.

Weighted Average Lives and Expected Maturity Dates of the Notes
at Various PPC Percentages(1)

Weighted Average Life (years)(2)	0%	50%	100%	150%	200%
Class A-1 notes	3.83	2.95	2.49	2.20	1.98
Class A-2 notes	12.36	9.20	7.50	6.44	5.71
Class A-3 notes	20.89	16.81	13.80	11.69	10.31
Class B notes	15.30	12.80	11.17	10.06	9.35

Expected Maturity Date	0%	50%	100%	150%	200%
Class A-1 notes	November 15, 2015	November 15, 2013	August 15, 2012	February 15, 2012	August 15, 2011
Class A-2 notes	November 15, 2024	November 15, 2020	May 15, 2018	November 15, 2016	November 15, 2015
Class A-3 notes	February 15, 2031	February 15, 2027	November 15, 2023	May 15, 2021	November 15, 2019
Class B notes	February 15, 2031	February 15, 2027	November 15, 2023	May 15, 2021	November 15, 2019

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the date on which the Pool Balance falls below 10% of the Initial Pool Balance.

(2)

The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by:  (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various PPC Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	96%	96%	95%	95%	95%
February 15, 2009	79%	76%	73%	70%	68%
February 15, 2010	67%	60%	54%	48%	41%
February 15, 2011	55%	44%	33%	23%	12%
February 15, 2012	43%	27%	11%	0%	0%
February 15, 2013	32%	9%	0%	0%	0%
February 15, 2014	20%	0%	0%	0%	0%
February 15, 2015	8%	0%	0%	0%	0%
February 15, 2016	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class A-2 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various PPC Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	100%	100%
February 15, 2011	100%	100%	100%	100%	100%
February 15, 2012	100%	100%	100%	96%	84%
February 15, 2013	100%	100%	90%	74%	58%
February 15, 2014	100%	92%	71%	51%	33%
February 15, 2015	100%	77%	52%	30%	11%
February 15, 2016	96%	62%	34%	10%	0%
February 15, 2017	85%	47%	16%	0%	0%
February 15, 2018	74%	33%	1%	0%	0%
February 15, 2019	62%	19%	0%	0%	0%
February 15, 2020	50%	6%	0%	0%	0%
February 15, 2021	38%	0%	0%	0%	0%
February 15, 2022	26%	0%	0%	0%	0%
February 15, 2023	16%	0%	0%	0%	0%
February 15, 2024	6%	0%	0%	0%	0%
February 15, 2025	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class A-3 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various PPC Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	100%	100%
February 15, 2011	100%	100%	100%	100%	100%
February 15, 2012	100%	100%	100%	100%	100%
February 15, 2013	100%	100%	100%	100%	100%
February 15, 2014	100%	100%	100%	100%	100%
February 15, 2015	100%	100%	100%	100%	100%
February 15, 2016	100%	100%	100%	100%	89%
February 15, 2017	100%	100%	100%	91%	67%
February 15, 2018	100%	100%	100%	72%	50%
February 15, 2019	100%	100%	84%	56%	37%
February 15, 2020	100%	100%	69%	44%	0%
February 15, 2021	100%	93%	56%	34%	0%
February 15, 2022	100%	79%	46%	0%	0%
February 15, 2023	100%	68%	37%	0%	0%
February 15, 2024	100%	58%	0%	0%	0%
February 15, 2025	94%	48%	0%	0%	0%
February 15, 2026	80%	39%	0%	0%	0%
February 15, 2027	68%	0%	0%	0%	0%
February 15, 2028	59%	0%	0%	0%	0%
February 15, 2029	50%	0%	0%	0%	0%
February 15, 2030	41%	0%	0%	0%	0%
February 15, 2031	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class B Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various PPC Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	100%	100%
February 15, 2011	100%	100%	100%	100%	100%
February 15, 2012	100%	100%	100%	100%	100%
February 15, 2013	100%	100%	100%	100%	100%
February 15, 2014	100%	100%	100%	100%	100%
February 15, 2015	95%	91%	87%	84%	80%
February 15, 2016	89%	82%	75%	68%	62%
February 15, 2017	83%	73%	64%	55%	47%
February 15, 2018	78%	65%	53%	43%	35%
February 15, 2019	72%	59%	44%	34%	26%
February 15, 2020	65%	49%	36%	26%	0%
February 15, 2021	59%	42%	29%	20%	0%
February 15, 2022	53%	36%	24%	0%	0%
February 15, 2023	48%	31%	19%	0%	0%
February 15, 2024	43%	26%	0%	0%	0%
February 15, 2025	37%	22%	0%	0%	0%
February 15, 2026	32%	18%	0%	0%	0%
February 15, 2027	27%	0%	0%	0%	0%
February 15, 2028	23%	0%	0%	0%	0%
February 15, 2029	20%	0%	0%	0%	0%
February 15, 2030	16%	0%	0%	0%	0%
February 15, 2031	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

The CPR Model

The CPR is stated as an annualized rate and is calculated as the percentage of principal outstanding at the beginning of a period (after applying scheduled payments) that prepays during that period.

The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool.  The trust student loans will not prepay at any constant CPR, nor will all of the trust student loans prepay at the same rate.  You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

The below models show the weighted average remaining lives and expected maturity dates of the notes at each payment date under various CPR scenarios.

Weighted Average Lives and Expected Maturity Dates of the Notes
at Various CPRs(1)

Weighted Average Life (years)(2)	0%	4%	8%	12%	16%
Class A-1 notes	3.83	2.10	1.46	1.13	0.92
Class A-2 notes	12.36	8.10	5.66	4.26	3.40
Class A-3 notes	20.89	16.58	13.05	10.32	8.32
Class B notes	15.30	13.00	11.32	10.03	8.99

Expected Maturity Date	0%	4%	8%	12%	16%
Class A-1 notes	November 15, 2015	May 15, 2012	November 15, 2010	February 15, 2010	August 15, 2009
Class A-2 notes	November 15, 2024	February 15, 2020	November 15, 2016	August 15, 2014	May 15, 2013
Class A-3 notes	February 15, 2031	February 15, 2027	August 15, 2023	August 15, 2020	May 15, 2018
Class B notes	February 15, 2031	February 15, 2027	August 15, 2023	August 15, 2020	May 15, 2018

 (1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the date on which the Pool Balance falls below 10% of the Initial Pool Balance.

(2)

The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by:  (1) multiplying the amount of each principal payment on the applicable class of notes by the number of years from the closing date to the related distribution date, (2) adding the results, and (3) dividing that sum by the aggregate principal amount of the applicable class of notes as of the closing date.

Class A-1 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	96%	94%	92%	89%	87%
February 15, 2009	79%	65%	51%	38%	24%
February 15, 2010	67%	43%	20%	0%	0%
February 15, 2011	55%	22%	0%	0%	0%
February 15, 2012	43%	2%	0%	0%	0%
February 15, 2013	32%	0%	0%	0%	0%
February 15, 2014	20%	0%	0%	0%	0%
February 15, 2015	8%	0%	0%	0%	0%
February 15, 2016	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class A-2 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	99%	81%
February 15, 2011	100%	100%	93%	70%	49%
February 15, 2012	100%	100%	72%	45%	22%
February 15, 2013	100%	87%	53%	25%	1%
February 15, 2014	100%	72%	36%	6%	0%
February 15, 2015	100%	58%	21%	0%	0%
February 15, 2016	96%	45%	8%	0%	0%
February 15, 2017	85%	33%	0%	0%	0%
February 15, 2018	74%	21%	0%	0%	0%
February 15, 2019	62%	10%	0%	0%	0%
February 15, 2020	50%	0%	0%	0%	0%
February 15, 2021	38%	0%	0%	0%	0%
February 15, 2022	26%	0%	0%	0%	0%
February 15, 2023	16%	0%	0%	0%	0%
February 15, 2024	6%	0%	0%	0%	0%
February 15, 2025	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class A-3 Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	100%	100%
February 15, 2011	100%	100%	100%	100%	100%
February 15, 2012	100%	100%	100%	100%	100%
February 15, 2013	100%	100%	100%	100%	100%
February 15, 2014	100%	100%	100%	100%	79%
February 15, 2015	100%	100%	100%	90%	63%
February 15, 2016	100%	100%	100%	75%	49%
February 15, 2017	100%	100%	95%	62%	39%
February 15, 2018	100%	100%	81%	50%	30%
February 15, 2019	100%	100%	69%	41%	0%
February 15, 2020	100%	99%	58%	33%	0%
February 15, 2021	100%	86%	48%	0%	0%
February 15, 2022	100%	74%	40%	0%	0%
February 15, 2023	100%	64%	33%	0%	0%
February 15, 2024	100%	55%	0%	0%	0%
February 15, 2025	94%	46%	0%	0%	0%
February 15, 2026	80%	38%	0%	0%	0%
February 15, 2027	68%	0%	0%	0%	0%
February 15, 2028	59%	0%	0%	0%	0%
February 15, 2029	50%	0%	0%	0%	0%
February 15, 2030	41%	0%	0%	0%	0%
February 15, 2031	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

Class B Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various CPR Percentages(1)

Distribution Date	0%	4%	8%	12%	16%
November 27, 2007	100%	100%	100%	100%	100%
February 15, 2008	100%	100%	100%	100%	100%
February 15, 2009	100%	100%	100%	100%	100%
February 15, 2010	100%	100%	100%	100%	100%
February 15, 2011	100%	100%	100%	100%	100%
February 15, 2012	100%	100%	100%	100%	100%
February 15, 2013	100%	100%	100%	100%	100%
February 15, 2014	100%	100%	100%	100%	100%
February 15, 2015	95%	91%	87%	83%	79%
February 15, 2016	89%	82%	75%	69%	63%
February 15, 2017	83%	74%	65%	57%	49%
February 15, 2018	78%	66%	55%	47%	39%
February 15, 2019	72%	58%	47%	38%	0%
February 15, 2020	65%	51%	39%	30%	0%
February 15, 2021	59%	44%	33%	0%	0%
February 15, 2022	53%	38%	27%	0%	0%
February 15, 2023	48%	33%	23%	0%	0%
February 15, 2024	43%	28%	0%	0%	0%
February 15, 2025	37%	24%	0%	0%	0%
February 15, 2026	32%	20%	0%	0%	0%
February 15, 2027	27%	0%	0%	0%	0%
February 15, 2028	23%	0%	0%	0%	0%
February 15, 2029	20%	0%	0%	0%	0%
February 15, 2030	16%	0%	0%	0%	0%
February 15, 2031	0%	0%	0%	0%	0%

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

$1,784,700,000

Student Loan Asset-Backed Notes

SLC Student Loan Trust 2007-2
Issuing Entity

SLC Student Loan Receivables I, Inc.
Depositor

The Student Loan Corporation
Sponsor, Seller, Servicer and Administrator

TERM SHEET

Citi
Lead Manager
Goldman, Sachs & Co.	Lehman Brothers	Merrill Lynch & Co.
Co-Managers

November 15, 2007